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(VIROLOGIC LOGO)

                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                      CONTACT:
MAY 6, 2003                                                Karen Wilson, CFO
                                                           (650) 624-4164
                                                           kwilson@virologic.com

                     VIROLOGIC ANNOUNCES FIRST QUARTER 2003
                                FINANCIAL RESULTS

  -- Company Reports 22 Percent Revenue Growth Driven By 45 Percent Increase in
         Patient Testing Over First Quarter of 2002; Lowers Net Loss --

SOUTH SAN FRANCISCO, Calif., May 6, 2003 -- ViroLogic, Inc. (NASDAQ: VLGC) today reported financial results for the first quarter ended March 31, 2003.

The Company reported revenue of $7.0 million for the first quarter of 2003, an increase of 22 percent over revenue of $5.7 million for the same period in 2002. The growth is primarily attributable to the Company's patient testing business, which rose to $5.3 million in sales in the first quarter of 2003 from $3.6 million in the first quarter of 2002, an increase of 45 percent.

Gross margin was 42 percent in the first quarter of 2003 compared to 38 percent reported during the same quarter last year. Operating costs and expenses for the first quarter of 2003 were $9.5 million, compared to $12.0 million for the same period in 2002. This decrease was driven by reductions in compensation and other expenses resulting from the Company's business restructuring and workforce reduction in November 2002 and ongoing operational improvements, and was partially offset by higher costs associated with increased testing volume.

Net loss for the first quarter of 2003 was $2.5 million, or $0.09 per share, compared to a net loss of $6.1 million, or $0.29 per share, for the same period in 2002.

In the first quarter of 2003, the Company recorded a non-cash deemed dividend to preferred stockholders of $2.2 million resulting from a warrant exchange approved by the Company's stockholders on February 4, 2003 relating to the sale of Series C convertible preferred stock, and recorded stock dividends to preferred stockholders of $0.5 million, resulting in net loss applicable to common stockholders of $0.18 per common share. In the first quarter of 2002, the Company
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recorded a non-cash deemed dividend to preferred stockholders of $2.9 million from the sale of Series B convertible preferred stock, and recorded stock dividends to preferred stockholders of $0.2 million, resulting in net loss applicable to common stockholders of $0.43 per common share.

The Company's cash decreased by approximately $1.5 million in the first quarter of 2003 as compared to approximately $4.5 million in the fourth quarter of 2002. The majority of the cash savings realized from recent cost cutting measures are expected to continue throughout the year, although some quarterly fluctuation is anticipated due to the timing of certain annual expenses. The Company had $10.3 million of cash, restricted cash and short-term investments as of March 31, 2003.

RECENT ACHIEVEMENTS AND UPCOMING EVENTS

         - ViroLogic signed collaborative agreement with International AIDS Vaccine Initiative (IAVI) to facilitate development of vaccines against HIV/AIDS;

         - Study published in March 18 issue of PROCEEDINGS OF THE NATIONAL ACADEMY OF SCIENCES (PNAS) suggests that ViroLogic's PhenoSense HIV Entry assay could significantly accelerate development of HIV vaccines;

         - Study published in April 1 issue of JOURNAL OF INFECTIOUS DISEASES supports use of ViroLogic's PhenoSense(TM) HIV Replication Capacity (RC) assay as additional source of information for prognostic and therapeutic decisions in managing HIV/AIDS patients;

         - Study published in April 12 issue of AIDS supports clinical utility of PhenoSense(TM) HIV test and is first published study to demonstrate that phenotypic drug susceptibility information is correlated with improved long-term virological outcomes; and

         - ViroLogic researchers and their collaborators are scheduled to present numerous studies using its technology at upcoming events, including the 12th International HIV Drug Resistance Workshop, June 10-14, in Mexico, the 2nd IAS Conference, July 13-16, in France, and the 43rd ICAAC, September 14-17, in Chicago.

"We continue to see strong year over year growth in our patient testing business and encouraging progress in operating efficiency, resulting in a reduced operating loss," said Bill Young, CEO and Chairman of ViroLogic. "We are very pleased with our first quarter performance and our progress towards achieving our 2003 outlook with respect to revenue and becoming cash flow positive. In addition, we expect to continue to demonstrate industry leadership in the area of anti-viral drug resistance which should confirm our role as the partner of choice among our patient testing and drug and vaccine development partners."

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CONFERENCE CALL DETAILS

ViroLogic will hold a conference call today at 5:00 p.m. EDT to discuss first quarter 2003 earnings results. The call will be hosted by Mr. Bill Young, Chairman & CEO of ViroLogic, Inc. To participate in the teleconference please call 800/299-7098 fifteen minutes before the conference begins and ask to be connected to the ViroLogic teleconference. International callers please dial 617/801-9715. The call will also be webcast live at http://www.virologic.com/webcast.html. Please see web site for details.

ABOUT VIROLOGIC

ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious viral diseases such as AIDS and hepatitis. The Company's products are designed to help doctors optimize treatment regimens that lead to better patient outcomes and reduced costs. ViroLogic's technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines targeted at emerging drug-resistant viruses. More information about the Company and its technology can be found on its web site at www.virologic.com.

Certain statements in this press release are forward-looking, including statements relating to anticipated ongoing benefits from the Company's cost reduction measures, expected revenue increases and projected cash flow positive operations, continued acceptance of the Company's products for patient testing and increasing demand from vaccine and drug development partners. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company's products for patient testing may not continue to be accepted or that increased demand from drug development partners may not develop as anticipated, the risk that expected utilization of the Company's HIV drug resistance database may not materialize, the risk that ViroLogic may not continue to realize anticipated benefits from its cost-cutting measures, the risk that preliminary investigations initiated by governmental agencies may continue for a prolonged period and may not be concluded in the manner expected by ViroLogic, whether the Company is able to maintain compliance with NASDAQ listing requirements, the timing of pharmaceutical company clinical trials, whether payors will authorize reimbursement for its products, whether the Company will be able to effectively utilize its sales and marketing capabilities, whether the FDA or any other agency will decide to regulate ViroLogic's products or services, whether the Company will encounter problems or delays in automating its processes, whether ViroLogic successfully introduces new products, whether others introduce competitive products, whether intellectual property underlying the Company's PhenoSense technology is adequate, whether licenses to third party technology will be available, whether ViroLogic is able to build brand loyalty and expand revenues, and whether ViroLogic will be able to raise sufficient capital when required. For a discussion of other factors that may cause ViroLogic's actual events to differ from those projected, please refer to the Company's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.


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                                 VIROLOGIC, INC.

                             SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        Three months ended
                                                             March 31,
                                                        2003           2002
                                                      -------        -------
                                                           (Unaudited)
STATEMENT OF OPERATIONS DATA:

Revenue (a)                                           $ 6,968        $ 5,708
                                                      -------        -------
Operating costs and expenses:
  Cost of product revenue                               3,819          3,425
  Research and development                              1,346          2,955
  General and administrative:
      Non-cash stock-based compensation expense           144            262
      Other general and administrative expenses         2,322          2,482
  Sales and marketing                                   1,842          2,872
                                                      -------        -------
Total operating costs and expenses                      9,473         11,996
                                                      -------        -------
Operating loss                                         (2,505)        (6,288)
Interest income                                            37            106
Interest expense                                          (52)           (91)
Other income                                               52            135
                                                      -------        -------
Net loss                                               (2,468)        (6,138)
Deemed dividend to preferred stockholders              (2,155)        (2,860)
Preferred stock dividend                                 (467)          (208)
                                                      -------        -------
Net loss applicable to common stockholders            $(5,090)       $(9,206)
                                                      =======        =======
BASIC AND DILUTED AMOUNTS PER COMMON SHARE:

Net loss                                              $ (0.09)       $ (0.29)
Dividends to preferred stockholders                     (0.09)         (0.14)
                                                      -------        -------
Net loss applicable to common stockholders            $ (0.18)       $ (0.43)
                                                      =======        =======
Weighted average shares used in computing
basic and diluted net loss per common share            28,353         21,325

                                                        March 31,  December 31,
                                                          2003       2002 (b)
                                                        --------     --------
                                                       (Unaudited)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments       $ 9,635      $11,145
Accounts receivable, net                                  4,399        4,924
Working capital                                           9,643         (239)
Restricted cash                                             707          707
Total assets                                             27,365       30,486
Long term obligations, less current portion                 270          419
Redeemable convertible preferred stock                    4,249        4,249
Total stockholders' equity                              $16,388      $ 7,014

(a) Revenue for the three months ended March 31, 2003 and 2002 includes contract revenue of $417,000 and $215,000, respectively. Contract revenue consists of revenue generated from NIH grants and commercial assay development, and other non-product revenue. The costs associated with contract revenue for the three months ended March 31, 2003 and 2002 totaled $190,000 and $215,000, respectively, and are included in research and development expenses.

(b) The balance sheet data is derived from audited financial statements for the year ended December 31, 2002, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.


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